SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

SAFECO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2004 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Safeco Corporation will be held at:

Safeco Auditorium, Safeco Plaza

4333 Brooklyn Avenue N.E.

Seattle, Washington 98185

on May 5, 2004 at 11:00 a.m.

PROXY VOTING OPTIONS

Your Vote is Important!

Whether or not you expect to attend in person, we urge you to vote your shares by Internet, by phone or by signing, dating and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save Safeco the expense of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote your shares by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. Most importantly, by using the Internet or telephone, you help Safeco reduce postage and proxy tabulation costs.

Or, if you are a beneficial shareholder, you may return the enclosed voting instruction form in the envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING

OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.proxyvotenow.com/safc

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.
Have your control number located on your
proxy card available.

Point your browser to:

http://www.proxyvotenow.com/safc

and follow the instructions to cast your vote.
You may also register to receive your Annual
Report and Proxy Statement electronically,
instead of receiving paper copies in the mail.

VOTE BY TELEPHONE

1-866-252-6915

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call toll-free 1-866-252-6915

You will be asked to enter your control number
located on your proxy card.

SAFECO CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 5, 2004

Seattle, Washington

March 29, 2004

To Our Shareholders:

The Annual Meeting of the Shareholders of Safeco Corporation, a Washington corporation, will be held on May 5, 2004 at 11:00 a.m. in the Safeco Auditorium, Safeco Plaza, 4333 Brooklyn Avenue N.E., Seattle, Washington 98185, for the following purposes:

1.	Election of four directors to serve a term of three years;

2.	Ratification of the appointment of Ernst & Young as our independent auditors;

3.	Voting on a shareholder proposal; and

4.	Transaction of such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 8, 2004 are entitled to notice of, and to vote at, this meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

By Order of the Board of Directors,

Michael S. McGavick

Chairman of the Board, President and

Chief Executive Officer

SAFECO CORPORATION

Safeco Plaza, Seattle, Washington 98185

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS—MAY 5, 2004

This Proxy Statement is furnished in connection with the Annual Meeting of Shareholders of Safeco Corporation, or Safeco, to be held on May 5, 2004. Shareholders of record at the close of business on March 8, 2004 are entitled to vote at the Annual Meeting either in person or by proxy.

The Board of Directors of Safeco solicits your proxy pursuant to the enclosed proxy card. You have one vote for each share of Safeco common stock you own. The shares represented by the enclosed proxy, if returned prior to the Annual Meeting, will be voted in accordance with your directions. The approximate date of the mailing of this Proxy Statement and the enclosed proxy card is March 29, 2004.

GENERAL INFORMATION

Outstanding Shares and Shareholders Entitled to Vote

On March 8, 2004, there were 139,057,607 shares of our common stock outstanding, all of which will be entitled to vote at the Annual Meeting to be held on May 5, 2004. Each shareholder is entitled to one vote for each share of common stock held of record in that person’s name on the record date.

Vote Required and Method of Counting Votes

Under Washington law, a quorum consisting of a majority of the outstanding shares entitled to vote must be represented in person or by proxy for the transaction of business at the Annual Meeting. Shareholders of record who are present at the Annual Meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, are considered shareholders who are present and entitled to vote, and will count toward the quorum.

If a quorum exists at the Annual Meeting, for the election of directors, those nominees who receive the greatest number of votes cast for the election of directors will be elected directors. For the auditor ratification and shareholder proposals, if a quorum exists, such actions will be approved if the number of votes cast in favor of the proposed action exceeds the number of votes cast against. As a result, abstentions (votes withheld with respect to the election of directors) and broker non-votes (shares held by a broker or nominee who does not have the authority, either express or discretionary, to vote on the matter) will have no impact on the election of directors or the other two proposals set forth in the Notice of Annual Meeting of Shareholders.

Voting by Proxy

The Board of Directors selected Michael S. McGavick and Christine B. Mead to act as proxyholders for shareholders who wish to vote by proxy. The proxyholders are authorized to (i) vote shares as instructed by the shareholders who have properly completed and returned the proxy card, (ii) vote shares as recommended by the Board of Directors when shareholders have executed and returned the proxy card, but have given no instructions, and (iii) vote shares at their discretion on any matter not identified on the proxy card that is properly brought before the Annual Meeting.

Revocation of Proxies

A registered shareholder may revoke a properly executed proxy at any time before its exercise by (i) delivering a written notice of revocation to the Secretary of Safeco at Safeco Plaza, Seattle, Washington 98185, (ii) delivering another proxy that is dated later than the original proxy, or (iii) attending the Annual Meeting and voting in person. Beneficial shareholders wishing to change their votes after returning voting instructions to their bank or broker should contact their bank or broker directly.

The Safeco Stock Ownership Fund

If you are a participant in The Safeco Stock Ownership Fund, you may direct the trustee or plan administrator how to vote the number of shares allocated to your account. The enclosed proxy indicates any common stock allocated to your account.

Electronic Access to Proxy Materials

Safeco’s 2003 Annual Report and 2004 Proxy Statement are available on Safeco’s website at www.safeco.com/ar. Registered shareholders may elect to receive future proxy materials electronically, instead of receiving paper copies in the mail. Shareholders who participate in this service will receive an email message providing Internet links to our Proxy Statement, Annual Report and electronic voting site. If you would like to enroll in the electronic proxy delivery service, please email your request to The Bank of New York at shareowners@bankofny.com. Shareholders who own their shares through a bank or broker should contact their bank or broker to enroll in electronic proxy delivery.

Paper copies of the Annual Report and Proxy Statement are available upon request for shareholders who have enrolled in the electronic delivery service. Registered shareholders may request paper copies by contacting our transfer agent, The Bank of New York at 1-800-524-4458 or our Investor Relations Department at 1-877-947-7232 and select option “5” to speak with a representative. Beneficial shareholders must contact their bank or broker to receive paper copies of the Annual Report and Proxy Statement.

Householding

If you and others who share your mailing address own our common stock or stock of other companies through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, a single copy of this Proxy Statement and 2003 Annual Report have been sent to your address. Each shareholder will continue to receive a separate voting instruction form.

If you would like to receive an individual copy of this Proxy Statement and 2003 Annual Report, we will send a copy to you free of charge upon request by mail to Investor Relations, Safeco Corporation, Safeco Plaza, T-15, Seattle, Washington 98185, by calling 1-877-947-7232 and selecting option “5” or by email to ir@safeco.com.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, please contact your bank or broker. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form. If your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact The Bank of New York by email to shareowners@bankofny.com or by mail to The Bank of New York, Receive & Deliver Department—11W, P.O. Box 11002, Church Street Station, New York, NY 10286.

Expenses of Solicitation

All expenses for soliciting proxies will be paid by Safeco. Georgeson Shareholder Communications Inc., New York, New York, has been retained to solicit proxies personally or by mail, telephone or Internet at a cost anticipated to be $6,500 plus reasonable out-of-pocket expenses. Banks and brokers will be reimbursed for their reasonable expenses in forwarding proxy solicitation materials to shareholders. Management does not expect to solicit proxies except through the mail; however, if proxies are not promptly received, employees of Safeco may solicit proxies personally, by telephone or fax.

ITEM 1.    ELECTION OF DIRECTORS

The Board of Directors currently consists of 11 directors, who are divided into three classes. The Board of Directors increased the size of our Board and appointed G. Thompson Hutton to fill a vacancy on the Board effective January 1, 2004 until the 2004 Annual Meeting of Shareholders. At the 2004 Annual Meeting, four nominees will be elected to serve three-year terms until the 2007 Annual Meeting and until their successors are elected and qualified. Under our Restated Articles of Incorporation, a shareholder may vote each share held only once for each nominee for director.

NOMINEES FOR DIRECTOR

Class III—Term Expires at the 2007 Annual Meeting of Shareholders

Robert S. Cline, 66, has been one of our directors since 1992. Effective immediately following the 2004 Annual Meeting, Mr. Cline will serve as our lead director. Mr. Cline was Chairman of the Board of Directors and Chief Executive Officer of Airborne, Inc., an air freight carrier, from 1984 until his retirement in May 2002. He is also a director of Esterline Technologies Corp., an aerospace technology company.

G. Thompson Hutton, 49, has been one of our directors since January 2004. Mr. Hutton is a private equity and venture capital investor based in Palo Alto, California. Since 2003, Mr. Hutton has been Managing Director of Thompson Hutton LLC, providing management and investment advisory services to private equity and venture capital firms and their portfolio of operating companies. Immediately prior to forming Thompson Hutton LLC, he worked as a private investor in association with Trident Capital, Sutter Hill Ventures and Morgan Stanley Venture Partners. Mr. Hutton served as President and Chief Executive Officer of Risk Management Solutions, Inc. from 1990 to 2000. Prior to 1990, Mr. Hutton was a management consultant at McKinsey & Company, Inc. Mr. Hutton is currently a director of Montpelier Re Holdings Ltd., a reinsurance company.

William W. Krippaehne, Jr., 53, has been one of our directors since 1996. Mr. Krippaehne is President, Chief Executive Officer and a director of Fisher Communications, Inc., the primary subsidiaries of which are engaged in broadcasting, emerging media services and real estate ownership. He has been an executive officer of Fisher Communications since 1982.

Michael S. McGavick, 46, has been our President, Chief Executive Officer and a director since January 30, 2001 and Chairman of the Board since January 1, 2003. Mr. McGavick was President and Chief Operating Officer of CNA Agency Market Operations from October 1997 until January 2001, and President of CNA’s Commercial Lines group from January 1997 until October 1997, and held a series of executive positions with CNA’s commercial insurance operations from 1995 through October 1997. He was Director of the Superfund Improvement Project for the American Insurance Association from 1992 to 1995.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

CONTINUING DIRECTORS

Class I—Term Expires at the 2005 Annual Meeting of Shareholders

Joseph W. Brown, 55, has been one of our directors since 2001. Mr. Brown has served as Chairman and Chief Executive Officer of MBIA Inc., a financial services company, since 1999. Prior to that, he was Chairman, President and Chief Executive Officer of Talegen Holdings, Inc., formerly the insurance holdings operation of Xerox Corporation, from 1992 through 1998. Prior to joining Talegen, Mr. Brown was President and Chief Executive Officer of Fireman’s Fund Insurance Company. He is also a director of Oxford Health Plans, Inc., a health care company.

Phyllis J. Campbell, 52, has been one of our directors since 1994. Ms. Campbell has served as President and Chief Executive Officer of The Seattle Foundation, a charitable organization, since 2003. Prior to that, she was Chair of the Community Board of U.S. Bank, Washington, a division of U.S. Bancorp. She also served as President of U.S. Bank, Washington from 1993 until her retirement in 2001. She is also a director of Puget Energy, Inc., a public utility holding company, and its wholly owned subsidiary, Puget Sound Energy, Inc., and Alaska Air Group, Inc., a commercial airline.

Kerry Killinger, 54, has been one of our directors since January 2003. He has served as Chairman, President and Chief Executive Officer of Washington Mutual, Inc., a financial services company, since 1991; he began serving as the President and as a director of that company in 1988, as its Chief Executive Officer in 1990, and as its Chairman of the Board of Directors in 1991.

Class II—Term Expires at the 2006 Annual Meeting of Shareholders

Joshua Green III, 67, has been one of our directors since 1981. Mr. Green is Chairman and Chief Executive Officer of the Joshua Green Corporation, a family investment firm, and Chairman of its wholly-owned subsidiary, Sage Manufacturing Corporation, a manufacturing company.

William G. Reed, Jr., 65, has been one of our directors since 1974 and has been our lead director from May 2000 until the 2004 Annual Meeting. Mr. Reed was Chairman of the Board of Directors of Safeco from January 30, 2001 until January 1, 2003, and served as our Acting Chairman and Acting Chief Executive Officer for an interim 30-day period from January 1, 2001 through January 30, 2001. Mr. Reed was the Chairman of Simpson Investment Company, a forest products holding company, until his retirement in 1996. He is also a director of Microsoft Corporation, a software company; PACCAR Inc, a truck manufacturing company; and Washington Mutual, Inc., a financial services company, and its subsidiary, Washington Mutual Bank.

Norman B. Rice, 60, has been one of our directors since 1999. Mr. Rice is President and Chief Executive Officer of the Federal Home Loan Bank of Seattle. He joined the Federal Home Loan Bank of Seattle in March 1998 as its Executive Vice President. Mr. Rice served two terms as the Mayor of the City of Seattle from 1990 through 1997 and served three terms as a member of the City of Seattle Council from 1979 until 1990.

Judith M. Runstad, 59, has been one of our directors since 1990. Mrs. Runstad has been of counsel to the Seattle law firm Foster Pepper & Shefelman PLLC since 1998 and a partner from 1978 to 1998. She is also a director of Wells Fargo & Company, a diversified financial services company; and Potlatch Corporation, a forest products company.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information as of February 9, 2004, with regard to the beneficial ownership of our common stock and of phantom stock units held pursuant to Safeco’s deferred compensation plans by directors, our chief executive officer and our four other most highly compensated executive officers, and all directors and executive officers as a group.

Name	Number of Shares Beneficially Owned and Nature of Beneficial Ownership(1)		Number of Shares Acquirable Within 60 Days(2)	Number of Stock Units Held(3)	Percent of Class
Joseph W. Brown	10,000		4,000	3,807	*
Phyllis J. Campbell	1,000		8,000	4,097	*
Robert S. Cline	7,000		8,000	37	*
Joshua Green III	2,547,432	(4)	8,000	3,149	1.8
G. Thompson Hutton	0		0	103	*
Kerry Killinger	0		0	1,729	*
William W. Krippaehne, Jr.	3,005,462	(5)	8,000	0	2.2
Michael E. LaRocco	8,046		29,495	733	*
Michael S. McGavick	60,535		150,348	0	*
Christine B. Mead	5,754		55,350	0	*
William G. Reed, Jr.	167,749	(6)	8,000	0	*
Norman B. Rice	0		8,000	474	*
James W. Ruddy	9,365		98,312	151	*
Judith M. Runstad	9,000		8,000	0	*
Randall H. Talbot	36,238		131,609	0	*
All directors and executive officers as a group (18 persons)	5,894,916		639,131	17,093	4.7

*	Total beneficial ownership of our outstanding common stock (including shares subject to stock options which may be exercised within 60 days) is less than 1%.

(1)	These numbers include shares allocated to executives’ accounts under The Safeco Stock Ownership Fund.

(2)	Shares that may be purchased within 60 days by exercise of options granted under the Safeco Long-Term Incentive Plan of 1997 and the Safeco Incentive Plan of 1987.

(3)	These numbers represent phantom stock units acquired under Safeco’s Deferred Compensation Plan for Executives and Safeco’s Deferred Compensation Plan for Directors. All non-employee directors may choose to defer all or part of their cash compensation into a phantom stock fund, among other measurement funds. Our executive officers may choose to defer all or part of their cash compensation, gains on the exercise of non-qualified stock options and payments in settlement of rights granted under Safeco’s stock-based incentive plan into the phantom stock fund.

(4)	Represents 2,546,832 shares owned by the Joshua Green Corporation, a corporation in which Mr. Green has a substantial interest and with respect to which Mr. Green exercises voting and investment power, and 600 shares owned by his spouse.

(5)	Includes 3,002,376 shares owned by Fisher Communications, Inc., or Fisher, of which Mr. Krippaehne is an officer and a director and for which he thereby has shared voting and investment power, and 372 shares owned by Mr. Krippaehne’s spouse. Mr. Krippaehne disclaims any beneficial interest in any of the shares owned by Fisher, other than such indirect interest he may have as a shareholder of Fisher. On March 21, 2002, Fisher entered into a variable forward sale transaction, or the Forward Transaction, with Merrill Lynch International, or MLI, with respect to 3,000,000 shares of our common stock owned by Fisher. The Forward Transaction is in consideration of MLI committing to loan to Fisher approximately $70 million. Fisher continues to hold voting power over the shares, which serve as collateral for Fisher’s obligations under the Forward Transaction. However, MLI has the right to borrow the shares, subject to certain rights of Fisher, and any borrowed shares would no longer be voted by Fisher. The Forward Transaction, which is divided into different tranches, will terminate in five separate intervals beginning March 28, 2005 and ending April 9, 2007. The amount due at each termination date is determined based on the market value of our common stock on the termination date. Fisher may satisfy its obligation under the Forward Transaction either by paying cash or by delivering shares of our common stock. During the term of the Forward Transaction, Fisher will continue to receive dividends paid on the shares; however, MLI is entitled to any increase in the dividend amount above the rate paid at the time the Forward Transaction was entered. The Forward Transaction will terminate or be modified in the event of a merger, recapitalization or other similar transaction with respect to Safeco.

(6)	Includes 7,772 shares owned by Mr. Reed’s spouse and 5,000 shares owned by a charitable foundation for which Mr. Reed has sole voting and investment power. Mr. Reed disclaims any beneficial interest in the shares owned by the charitable foundation.

SECURITY OWNERSHIP OF MORE THAN 5% SHAREHOLDERS

The following table provides information with regard to the beneficial ownership of the owners of more than 5% of our outstanding common stock as of December 31, 2003.

Name/Address	Number of Shares Beneficially Owned and Nature of Beneficial Ownership		Percent of Shares Outstanding
T. Rowe Price Associates, Inc. (“Price Associates”) 100 E. Pratt Street Baltimore, Maryland 21202	9,390,890	(a)	6.7%

(a)	Information is based on a Schedule 13G filed on February 11, 2004. Price Associates reports that at December 31, 2003, it had sole dispositive power with respect to 9,390,890 shares of our common stock, which are held for the benefit of its clients. It also reports that it had sole voting power with respect to 1,954,091 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Securities Exchange Act of 1934, as amended, directors and officers of Safeco are required to report their holdings of and transactions in our common stock to the Securities and Exchange Commission, or the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during 2003 all persons subject to the Section 16 reporting requirements timely filed the required reports.

CORPORATE GOVERNANCE

In order to help our shareholders understand Safeco’s governance policies and practices, the following is a description of our corporate governance principles and current practices. The Nominating/Governance Committee reviews these practices and our Corporate Governance Guidelines, which are posted on our website at www.safeco.com/governance.

Size and Composition of the Board of Directors

Safeco’s Bylaws provide that our Board of Directors shall consist of no fewer than 10 and no more than 18 members. The Board of Directors currently has 11 members, all of whom, except Michael S. McGavick, our Chairman, President and CEO, qualify as independent directors as defined in the listing standards of the Nasdaq Stock Market, Inc. and pursuant to Safeco’s director independence policy. On February 4, 2004, the Board of Directors reviewed employment, business, charitable and other relationships of directors and affirmatively determined that there are no current material relationships between any non-employee director and Safeco that compromise the independence of any non-employee director. The Board of Directors annually appoints a non-management director to serve as its lead director. Presently, our lead director is William G. Reed, Jr., who has served in that capacity since May 2000. At its February 2004 meeting the Board of Directors appointed Robert S. Cline as our lead director effective immediately following the Annual Meeting.

Under its charter, the Nominating/Governance Committee is charged with annually reviewing the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes a review of members’ qualifications as independent, as well as a consideration of members’ diversity, age, skills and experience in the context of the make-up of the Board as a whole. Nominees for vacancies on the Board are selected by the Nominating/Governance Committee in accordance with its established policies and principles, and those nominees are recommended to the full Board for approval. More on the director nomination process can be found at page 27 under “Nominating/Governance Committee.”

Director Responsibilities

The basic responsibility of a director is to discharge the director’s duties in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances, and in a manner that person reasonably believes to be in the best interests of Safeco.

Lead Director Responsibilities

Each year, the Nominating/Governance Committee appoints an independent director to serve as its lead director. The lead director helps set the Board’s agenda, presides over all executive sessions attended only by independent directors, serves as a liaison between the chairman and the independent directors and monitors our shareholder communications mechanisms.

Board Meetings and Agenda

A director is expected to attend Board meetings and meetings of committees on which the director serves, and to spend the time necessary to properly discharge the director’s responsibilities. Any director may suggest the inclusion of items on the meeting agenda and may raise meeting subjects not on the agenda for a regularly scheduled meeting. The Board reviews Safeco’s long-term strategic plans annually during at least one Board meeting.

Director Retirement

Safeco has not established Board term limits, and the normal retirement age for our directors is 72. When a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is expected to offer to resign from the Board. The Nominating/Governance Committee then recommends to the Board the action, if any, to be taken with respect to the offered resignation. It is not Safeco’s policy to accept an offered resignation in every instance when a director’s principal occupation or business association changes during his or her tenure as a director.

Director Compensation

The Nominating/Governance Committee annually reviews the compensation of directors. It is the policy of the Board of Directors that the level and type of director compensation be competitive with that paid to directors on boards of similarly sized and situated corporations.

Chief Executive Officer Compensation and Management Succession

The Compensation Committee conducts an annual review of the chief executive officer and oversees the evaluation process of the other executive officers. The evaluation of the chief executive officer is based on both qualitative and quantitative factors, including actual performance of the business and long-term business and financial goals. Further, the Compensation Committee oversees the succession planning process. To assist the Compensation Committee, the chief executive officer provides recommendations and evaluations of potential successors for his position as well as for the other executive officer positions.

Executive Sessions of Independent Directors

Independent directors meet in executive sessions on a regular basis with the lead director, who presides over each meeting.

Shareholder Communications with Independent Directors

Our chief executive officer, together with other senior management, is responsible for establishing effective communications with our constituents, including our shareholders. As a result, the following shareholder communication mechanisms have been established so that shareholders may communicate with our independent directors as a whole or our lead director individually.

•	Email. Shareholders may send communications to Safeco’s shareholder communications email box at: shacom@safeco.com.

•	Post Office Address. Shareholders may write to:

Shareholder Communications with

Independent Directors or Lead Director

c/o Safeco Corporation

Safeco Plaza, T-18

Seattle, Washington 98185

The lead director monitors these shareholder communications mechanisms, forwards communications to the appropriate committee(s) or non-management director(s) and facilitates an appropriate response. Shareholders and other interested parties may communicate with the lead director or any group or committee of directors at Safeco’s Annual Meeting of Shareholders. Directors are encouraged to attend Annual Shareholder Meetings and all of our directors attended the 2003 Annual Meeting of Shareholders. None of our shareholder communications required board action in 2003.

Audit, Compensation and Nominating/Governance Committees

The Audit, Compensation and Nominating/Governance committees consist solely of non-management directors, none of whom has been or is an employee of Safeco and all of whom qualify as independent directors under the listing standards of the Nasdaq Stock Market, Inc. Committee members are appointed by the Board upon the recommendation of the Nominating/Governance Committee. It is the policy of the Board that the chair of each committee rotate at least every five years. Each of these committees operates under its own charter, which can be found on our website at www.safeco.com/governance. The chair of each committee determines the frequency, length and agenda of meetings. The notice, agenda and materials for each of these committees is furnished to each director and each director is invited to observe all committee meetings.

Other Board Memberships

The Nominating/Governance Committee will assess whether a potential new Board member or an existing director has sufficient time to devote to the substantial duties and responsibilities required of a member of the Board. Generally, directors should not serve on more than three other public company boards. Audit Committee members may not serve on more than two other public company audit committees. Further, directors must advise the chairman of the Board, the lead director and the chair of the Nominating/Governance Committee in advance of accepting an invitation to serve on another public company board.

Board Performance Evaluation and Continuing Education

With the goal of increasing the effectiveness of the Board of Directors and its relationship with management, the Board of Directors has implemented an annual self-evaluation process to determine the effectiveness of both the Board and its committees. New directors attend Safeco’s director orientation program and incumbent directors attend continuing education programs to stay current regarding emerging trends and governance matters.

COMMITTEES OF THE BOARD

Safeco’s Board of Directors presently has the following standing committees: Audit, Compensation, Finance and Nominating/Governance. The Board of Directors met five times during the last fiscal year. All of our directors during fiscal year 2003 attended 75% or more of the Board meetings and meetings of the committees on which they served. Mr. Hutton joined the Board on January 1, 2004. Below is a table that provides membership and meeting information for each Board committee:

Name	Audit		Compensation		Finance		Nominating/ Governance
Joseph W. Brown			X		X	*
Phyllis J. Campbell			X	*			X
Robert S. Cline	X	*	X		X
Joshua Green III	X				X		X
G. Thompson Hutton	X
Kerry Killinger					X
William W. Krippaehne, Jr.	X				X
Michael S. McGavick					X
William G. Reed, Jr.			X				X
Norman B. Rice	X						X
Judith M. Runstad							X	*
Total meetings in fiscal year 2003	9		8		9		4

*	Committee Chair

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibility to (i) monitor the integrity of our financial reporting process and systems of internal controls regarding accounting and financial reporting; (ii) monitor the independence and performance of our independent auditors and internal auditors; (iii) provide an avenue of free and open communication among the independent auditors, internal auditors, management and the Board; (iv) review any conflict-of-interest situation brought to its attention and approve related party transactions; and (v) review Safeco’s approach to business ethics and compliance with the law.

Management is responsible for the preparation, presentation and integrity of Safeco’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Ernst & Young, Safeco’s independent auditor, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and perform such other functions as the Audit Committee may deem appropriate.

Safeco’s Audit Committee has five members, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards of the Nasdaq Stock Market, Inc. and the SEC rules. The Audit Committee operates under a written charter adopted by the Board, a copy of which can be found on our website at www.safeco.com/governance and is attached as Appendix A. The Audit Committee reviews and assesses the adequacy of its charter annually and reports its conclusions to the Board. Audit Committee members may serve on no more than two other public company audit committees.

The Audit Committee met nine times during 2003. Audit Committee membership changed during 2003 as a result of Mr. Paul W. Skinner’s retirement from the Board in June 2003 and Mrs. Judith M. Runstad’s decision to rotate off the Audit Committee in August 2003. The present members of the Audit Committee are Robert S. Cline (Chair), Joshua Green III, G. Thompson Hutton, William W. Krippaehne, Jr. and Norman B. Rice. Each member is required to have the requisite expertise and experience required by the SEC and Nasdaq. The Board has designated Robert S. Cline, G. Thompson Hutton and William W. Krippaehne, Jr. each as an audit committee financial expert.

The Audit Committee generally oversees Safeco’s internal compliance programs. Under its charter and in accordance with the law, the Audit Committee has established a procedure for the receipt, retention and treatment of complaints received by Safeco regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Safeco has a full-time internal audit department that is responsible for reviewing and evaluating the adequacy, effectiveness and quality of Safeco’s systems of internal controls relating to the reliability and integrity of our financial information. The head of internal audit reports regularly to and receives guidance from the Audit Committee.

The Audit Committee has an annual agenda of meeting topics that includes, among other items, reviewing Safeco’s financial statements, earnings releases, internal controls and auditing matters. In addition, the Audit Committee has the authority to engage its own outside advisors as necessary to perform the duties required under its charter.

While the Audit Committee has the responsibility and the powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct the audits or to determine that Safeco’s financial statements are complete and accurate and are in accordance with GAAP. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with the independent auditors, discussions with the internal auditors and the experience of the Audit Committee members in business, financial and accounting matters.

In connection with Safeco’s financial statements for the year ended December 31, 2003, the Audit Committee has:

•	Reviewed and discussed Safeco’s audit and the audited financial statements for 2003 with management and the independent auditors, including a report by the auditors regarding (i) the critical accounting policies and practices used by Safeco, (ii) alternative accounting treatments within generally accepted accounting principles, including the ramifications of the use of alternative treatments and the treatment preferred by our auditors, and (iii) other material written communications between our independent auditors and management, including any management letter provided by our auditors and our response to that letter and a review of any difficulties the auditors encountered in the course of their audit work and management’s response;

•	Discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Safeco’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards Nos. 61 and 90, and other professional standards);

•	Received written disclosures and a letter from the independent auditors as required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young their independence; and

•	Based on the reviews and discussions described above, recommended to the Board of Directors that Safeco include our audited financial statements for the year ended December 31, 2003 in our Annual Report on Form 10-K.

Audit Committee:

Robert S. Cline, Chair

Joshua Green III

G. Thompson Hutton

William W. Krippaehne, Jr.

Norman B. Rice

INDEPENDENT AUDITOR’S FEES AND SERVICES

In early 2003, the SEC adopted final rules relating to auditor independence that, among other things, call for the disclosure of the aggregate fees billed by our independent auditors in four categories for the two most recent fiscal years: Audit Fees, Audit-Related Fees, Tax Fess and All Other Fees. The following table shows the fees that Safeco paid or accrued for audit and other services provided by Ernst & Young for the fiscal years 2003 and 2002 on a comparative basis by category in accordance with the new SEC rules.

	2003	2002
Audit Fees	$3,475,000	$3,900,400
Audit-Related Fees	478,500	246,500
Tax Fees	111,839	273,044
All Other Fees	0	0

Total	$4,065,339	$4,419,944

•	Audit Fees for 2002 and 2003 consist of the fees paid to Ernst & Young for professional services for the audit of Safeco’s annual consolidated financial statements, review of quarterly consolidated financial statements, audit of annual statutory statements, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements.

•	Audit-Related Fees for 2002 consist of fees paid to Ernst & Young for professional services for the audit of our employee benefit plans and SAS 70 examinations. In 2003, fees were paid for employee benefit plan audits, SAS 70 examinations, consultation regarding processes and procedures for compliance with The Sarbanes Oxley Act of 2002 and research and consultation in connection with the sale of our life and investments operations.

•	Tax Fees for 2002 and 2003 consist of certain tax compliance services and advice.

•	Ernst & Young did not provide any professional services, including services with respect to IT consulting, in the “All Other Fees” category for either year.

The Audit Committee concluded that the provision of the services listed above was compatible with maintaining the independence of Ernst & Young. Ernst & Young has been retained by the Audit Committee to perform the 2004 audit.

AUDITOR INDEPENDENCE POLICY

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent auditors and has sole authority to appoint and terminate the independent auditor. The Audit Committee believes that maintaining Safeco’s independence from our independent auditors is critical to the integrity of Safeco’s financial statements and has adopted a policy on auditor independence requiring the pre-approval of all audit and permitted non-audit services performed by the independent auditors. This policy also requires the regular rotation of the lead and concurring audit partner and limits the hiring of audit firm employees. In addition, the Audit Committee annually considers a rotation of the audit firm in order to evaluate the firm’s performance and assure continuing auditor independence. The Audit Committee may delegate the administration of the pre-approval process to one or more of its members, but not to management. To the extent a non-audit or audit-related service is pre-approved by a member of the Audit Committee under this delegation of authority, such service must be ratified by the full Audit Committee at its next quarterly committee meeting.

COMPENSATION OF DIRECTORS

Compensation of Directors

Our non-employee directors receive compensation for their services as directors as set forth in the table below.

Annual Board Retainer	$36,000
Annual Lead Director Retainer	$50,000
Annual Committee Chair Retainer	$4,000
Meeting Fees
• Board Meeting	$1,500
• Committee Meeting	$1,000
Restricted Stock Rights	2,500

•	Non-employee directors are reimbursed for reasonable travel expenses and expenses incurred in connection with attending continuing education programs. No additional fees, other than those described in the table above, are paid for attending Board or committee meetings. Mr. McGavick, who is also an employee, receives no compensation for his services as a director.

•	Under a program adopted in 2003 under the Safeco Long-Term Incentive Plan of 1997, non-employee directors are granted restricted stock rights, or RSRs, for 2,500 shares immediately following each year’s annual meeting of shareholders. These rights vest on the date of the next annual meeting after the grant but are not settled (in common stock or an equivalent value of cash) until the director has ceased to serve on the Board. Holders of RSRs receive dividends in amounts equivalent to the dividends that would be paid on the same number of shares of common stock.

•	Under our Deferred Compensation Plan for Directors, non-employee directors may elect to defer their annual retainers and meeting fees, settlements of RSRs, and dividends accrued on RSRs, together with any gain realized on exercise of stock options. Amounts deferred under this plan are credited with earnings tied to the performance of designated measurement funds.

•	Within five years of joining the Board, directors are expected to own at least 10,000 shares of common stock or vested RSRs.

•	After the Annual Meeting, the Annual Audit Committee Chair Retainer will be increased from $4,000 to $8,000.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee of the Board of Directors is composed solely of independent directors, none of whom has been or is an employee of Safeco. All of us, as members of the Compensation Committee, are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” within the meaning of Section 16b-3 of the Exchange Act. We operate under a written charter, which can be found on our website at www.safeco.com/governance. We are responsible for preparing this report, reviewing Safeco’s compensation and benefits programs for employees as well as executives, approving salaries of $200,000 or greater, administering our stock-based incentive plan, approving and recommending to the Board for approval material changes to the employee benefit plans and overseeing the senior management evaluation and succession planning process.

Approach to Compensation

This report discusses the compensation policies applicable to our executive officers, including our chief executive officer and four other most highly compensated executives, or the Named Executive Officers. Our employees generally participate in the same retirement plans as our executive officers. Our compensation policies and plans are intended to:

•	attract and retain highly qualified officers who will contribute to Safeco’s long-term success;

•	motivate those officers to achieve and maintain superior performance levels;

•	reward officers and employees who achieve short- and long-term goals;

•	encourage the creation of long-term shareholder value;

•	link compensation to our performance and shareholder returns over time; and

•	maintain an appropriate balance between base salary and short- and long-term incentive opportunities.

Salary

We structure executive officer salaries, including those of the Named Executive Officers, based on market data for similar positions and the establishment of salary ranges based on position and responsibilities. We generally target cash compensation (base salary and bonus) at the median of our peers, including most companies in the S&P Property & Casualty Insurance Index (described under “Comparison of Five-Year Cumulative Total Return Among Safeco Corporation, S&P 500 Index and S&P 500 Property & Casualty Insurance Index” on page 24), and we target long-term compensation at the 50th percentile of our peers with an opportunity to receive long-term incentive awards at or above the 75th percentile for superior results.

Bonus

Under our Leadership Performance Plan, or the LPP, a leadership group of employees, including the Named Executive Officers other than Mr. McGavick, earn cash bonuses based on company performance, business unit performance and individual performance. For 2003, the company and business unit performance goals were based on operating earnings per share, operating return on equity, operating income and/or combined ratio. Participants had an opportunity to earn incentive pay at target levels between 10% and 70% of base salary. In addition, we decided in 2003 to incorporate the net present value of the workers compensation reserve charge taken in the third quarter of 2003 into the potential bonus award calculations for Safeco’s leadership group of employees (the charge was excluded from the potential bonus award calculations for all other employees). For the leadership group of employees, which includes Safeco’s executive officers, the impact of the workers compensation reserve charge on bonuses depended on the employee’s level of responsibility (i.e., the higher the level of responsibility, the greater the potential effect on bonus), and the business unit. For Mr. McGavick 100% of the workers compensation reserve charge was included and for the Named Executive Officers 90% of the workers compensation reserve charge was included.

Stock-Based Incentive Program

A shareholder-approved stock-based incentive program has been an element of our compensation since the early 1960s. The purpose of the program is to encourage selected, key employees of Safeco and its subsidiaries to remain employed, participate in our ownership, advance the interests of our shareholders and increase the value of our common stock. All of our executive officers participate in our stock-based incentive program.

Under our shareholder-approved Long-Term Incentive Plan of 1997, or the Plan, we may grant stock options, restricted stock rights, or RSRs, and performance stock rights, or PSRs, in amounts and on terms consistent with the Plan.

For 2003, we awarded stock options, RSRs and PSRs based on then current guidelines applicable to individuals in several salary bands. We considered the different nature of stock options, RSRs and PSRs in developing these guidelines. For executives other than the chief executive officer, senior management recommended award levels within the prescribed guidelines to us based on individual responsibilities, individual performance, potential for advancement, current salary, previous grants, the current price of our common stock and the performance of our common stock over time. In addition, we received the recommendation of the chief executive officer regarding award levels for senior management.

Beginning in 2004, we modified our methodology for determining the economic value of awards to the chief executive officer and the Named Executive Officers. We made changes to further link equity awards to executives with Safeco’s short- and long-term performance goals. We decided to make future equity grants only in the form of RSRs where the number of RSRs granted in 2005 and in subsequent years will be determined by performance measures, or PM-RSRs. For example, the number of PM-RSRs granted in 2005 will be based on company results measured against stated performance goals including operating return on equity, premium growth and combined ratio as well as individual performance. Fiscal year 2004 will be a transition year for determining the number of RSRs granted. Both RSR and PM-RSR grants will be subject to time-based vesting and settle in 25% increments as discussed below. At the request of the chief executive officer and senior management, the maximum economic value of long-term incentive awards (based on the net present value determined at the time of grant) will be reduced by 20% in 2004.

Stock options were awarded with an exercise price equal to the closing market price of our common stock on the grant date and typically vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. Each of the Named Executive Officers received a stock option grant in 2003. We have never repriced stock options and cannot do so in the future without shareholder approval. We have not awarded stock options in 2004 and instead plan to grant RSRs in 2004 and PM-RSRs in 2005 and going-forward.

RSRs and PM-RSRs entitle the holder to receive a specified number of shares of common stock or cash equal to the closing market price of the shares on the vesting date. These awards typically vest and are settled in 25% increments on the first, second, third and fourth anniversaries of the grant date. Prior to vesting, holders of RSRs and PM-RSRs receive dividends in amounts equivalent to the dividends that would be paid on the same number of shares of common stock. The dollar values of the RSR awards made in 2003 to the Named Executive Officers are stated in the column “Restricted Stock Awards” in the Summary Compensation Table.

PSRs entitle the holder to receive a specific number of shares of common stock on the settlement date, or cash equal to the closing market price of the shares. PSRs are settled if specified performance goals have been met at the end of a three-year performance period. In 2003, PSRs were awarded to the Named Executive Officers, with performance goals customized for each officer. Performance goals included, as appropriate, the operating return on equity for Safeco, our property and casualty or life and investments operations; the change in our common stock price compared to the average change in the price of the common stock of the companies that are in the S&P Property & Casualty Insurance Index, or the SP Insurance Index (“Stock Price Comparison”); our operating earnings per share; the combined ratio of our property and casualty operations, the average annual growth in premiums for our property and casualty operations; and the pretax operating income for our life and investments operations. We have not awarded PSRs in 2004 and instead plan to grant RSRs in 2004 and PM-RSRs in 2005 and going-forward.

Retirement Program

Our retirement program is available on the same basis to all our employees and is comprised of a combined 401(k)/profit-sharing plan and cash balance plan. In addition, we maintain a non-qualified supplemental retirement plan to restore benefits that cannot be included in the tax-qualified retirement plans for certain highly compensated individuals.

Deferred Compensation Plan for Executives

Under Safeco’s Deferred Compensation Plan for Executives, eligible executives may elect to defer salary, bonus and incentives, settlements of RSRs, dividends accrued on RSRs, settlements of PSRs, qualifying gains realized on stock-for-stock exercises of non-qualified stock options and employee contributions and employer contributions in excess of the limitations of the Code. Amounts deferred under this plan are credited with earnings tied to the performance of designated measurement funds, including a Safeco phantom stock fund and an interest accruing fund based on the federal long-term rate for purposes of 1274 of the Code.

Chief Executive Officer Compensation

With respect to Mr. McGavick’s 2003 compensation, his employment agreement provides for the payment of base annual salary, a discretionary bonus of up to 200% of base salary (which was increased to 240% effective in 2004) and other benefits. See “Employment Contracts, Termination of Employment and Change in Control Arrangements.” We generally took into account the following factors when considering Mr. McGavick’s compensation for 2003: (i) the cumulative total return to our shareholders, (ii) customary financial measures (e.g., the compounded annual return to shareholders, our common stock price and the common stock prices of comparable companies); (iii) the combined ratio of Safeco’s property and casualty subsidiaries and the combined ratios of competitors; (iv) the revenue and premium growth of our operating subsidiaries; (v) our financial strength and asset management; and (vi) the ratings assigned to us and our subsidiaries or securities by A.M. Best Insurance Services, Standard & Poor’s Ratings Group, Moody’s Investors Service, Inc. and Fitch, Inc. Based on Mr. McGavick’s accomplishments in 2002 and a review of compensation paid to the chief executive officers of our peers, we approved an increase in his salary to $1,000,000 effective January 1, 2003 and continued his salary at this same level for 2004. We granted stock options, RSRs and PSRs to Mr. McGavick as described in the Summary Compensation Table. For his 2003 PSR grant, the three applicable performance goals we used were Safeco’s operating return on equity, operating earnings per share and the Stock Price Comparison. For the three-year performance cycle ended December 31, 2003 under the 2001 PSR grant, we concluded that he earned 13,675 shares. Based on Safeco surpassing the return on equity and operating earnings targets set for 2003, the achievement of several qualitative goals and incorporating 100% of the net present value of the workers compensation reserve charge, we approved a bonus of 185% of base salary. We concluded, and the Board agreed, that Mr. McGavick’s performance in 2003 fully supported the total compensation awarded. Mr. McGavick will be eligible for annual grants of RSRs in 2004 and PM-RSRs thereafter.

Stock Ownership Guidelines

We established stock ownership guidelines for our executive officers in 2002. “Stock ownership” is defined as (i) stock owned by the executive officer directly, (ii) stock owned through The Safeco Stock Ownership Fund in the 401(k)/profit-sharing plan, (iii) shares acquired under Safeco’s Long-Term Incentive Plan of 1997, or (iv) a deemed investment made in the phantom stock fund through Safeco’s Deferred Compensation Plan for Executives. Under the guidelines we established, the chief executive officer must own common stock equal in value to at least five times his projected average base salary over a five year period, or Projected Average Salary. The guidelines also cover the Named Executive Officers and other members of our senior leadership team, each of whom must own common stock equal in value to at least two and a half times the officer’s Projected Average Salary. All other executive officers above a certain salary band must own common stock with a value equivalent to at least half their Projected Average Salaries. All officers have five years to attain ownership of the specified number of Safeco shares. Until the share ownership thresholds have been met, RSRs and PSRs, which were awarded in May 2002 or later, must be settled in shares. Notwithstanding this limitation, a portion of RSRs and PSRs may be settled in cash to satisfy tax withholding requirements incurred at settlement.

Considerations in Connection with Compensation Levels

In connection with compensation for individual executive officers other than the chief executive officer, we consulted with the chief executive officer and exercised our subjective judgment in evaluating each individual’s leadership and managerial abilities, achievement of business unit and corporate objectives, achievement of individual objectives under the LPP, potential for advancement or promotion and the relative value of the individual’s performance in the overall achievement of Safeco’s objectives.

In connection with our consideration of compensation for our executive officers, including the chief executive officer, we reviewed information regarding compensation practices and salary levels of our competitors (including most of the companies that are in the SP Insurance Index as well as non-competing companies of a similar size to us or our operating subsidiaries). In addition, with respect to compensation paid to executive officers, we reviewed information concerning compensation practices and compensation levels obtained from (i) the proxy statements of publicly held companies, (ii) two independent consulting firms, and (iii) our human resources department.

The purposes of this review were to compare our approach to and level of compensation with that of our peers, including most of those companies in the SP Insurance Index, to target cash compensation (base salary and bonus) for the Named Executive Officers at the median of peers, to target long-term compensation at the 50th percentile of peers, to confirm that our approach to compensation continues to be appropriate given our lines of business, size and culture and the geographic location of our executive officers and to suggest changes to management regarding the overall approach to compensation of employees. For 2003, we confirmed that our approach to compensation, including our administration of base salary, variable pay and equity-based awards under the Plan, was suitable to the achievement of the general purposes of our compensation policies and plans. To more effectively align executive compensation with the long-term interests of shareholders, we made changes to the long-term incentive award guidelines in 2004.

The directors annually review a graph that compares the cumulative total return to our shareholders with the S&P 500 Index. The graph also compares these returns with the returns of companies in the same general lines of business. Set forth on page 24 is a graph that compares the cumulative total return to our shareholders with the S&P 500 Index and the SP Insurance Index, with the returns of the companies in the SP Insurance Index each weighted according to each component company’s respective market capitalization. The graph reflects our historical performance and does not indicate future performance.

Tax Deductibility of Compensation

Under Section 162(m) of the Code, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly-paid officers of publicly-held companies is subject to an annual limit of $1 million per employee, unless that compensation is deferred or is considered performance-based. Our policy generally is to structure executive officer compensation to achieve deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. We paid cash compensation that exceeded this limit in 2003.

Succession Planning

We discussed the succession plan for the chief executive officer as well as for the other members of the senior leadership team during the course of our regular quarterly meetings. We reported on these discussions to the full Board during its executive sessions both with and without the chief executive officer present.

Executive Sessions

We regularly met in executive sessions without any member of management present both with and without our independent compensation consultant.

Compensation Committee Membership

Our membership changed in 2003 as a result of Mr. Paul W. Skinner’s retirement from the Board in June 2003. The members of the Compensation Committee, which met eight times during 2003, are Phyllis J. Campbell (Chair), Joseph W. Brown, Robert S. Cline and William G. Reed, Jr.

Compensation Committee:

Phyllis J. Campbell (Chair)

Joseph W. Brown

Robert S. Cline

William G. Reed, Jr.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth all compensation paid to the Named Executive Officers during the past three years. Annual compensation includes amounts deferred at the officer’s election.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus(4) ($)	Other Annual Compen- sation(5) ($)	Restricted Stock Awards(6) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts(7) ($)	All Other Compensation ($)
M. McGavick(1) Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	1,000,000 950,000 790,972	1,850,000 1,805,000 2,039,235	143,855 162,357 254,537	638,537 618,047 1,577,124	420,800 420,392 390,500	602,521 450,727 0	124,150 102,375 0	(8)

R. Talbot President, Life & Investments	2003 2002 2001	525,000 525,000 477,500	735,000 500,000 599,034	15,884 13,833 0	181,479 184,977 256,250	119,600 118,436 33,000	246,472 194,056 78,213	48,750 49,520 33,456	(9)

C. Mead(2) Senior Vice President, Chief Financial Officer and Secretary	2003 2002	450,000 421,875	660,614 727,685	62,498 68,824	155,662 321,278	102,500 165,700	0 0	24,524 0	(10)

M. LaRocco(3) President and Chief Operating Officer, Safeco Personal Insurance	2003 2002 2001	420,000 395,000 178,750	588,000 250,000 187,688	51,685 58,333 0	145,275 137,423 145,300	95,700 87,980 15,000	0 0 0	35,400 12,375 0	(11)

J. Ruddy Senior Vice President and General Counsel	2003 2002 2001	380,000 380,000 368,333	532,000 207,000 114,308	8,342 9,488 0	131,374 133,889 153,750	86,600 80,000 20,000	255,151 259,308 0	31,568 28,578 25,803	(12)

(1)	Mr. McGavick became an employee of Safeco on January 26, 2001 and was appointed President and Chief Executive Officer on January 30, 2001. On January 1, 2003, Mr. McGavick became Chairman of the Board.

(2)	Ms. Mead was appointed Senior Vice President, Chief Financial Officer and Secretary on January 24, 2002.

(3)	Mr. LaRocco was appointed President and Chief Operating Officer, Safeco Personal Insurance on July 16, 2001.

(4)	The dollar amounts in this column include (i) the value of bonus taken as cash or deferred, (ii) a portion of 2002 LPP bonuses paid in the form of RSR grants, (iii) any hiring bonus and (iv) settlement of PSRs awarded in 2001 for the one-year performance cycle ended December 31, 2001. Under his employment agreement, Mr. McGavick had the opportunity to earn a discretionary cash bonus of up to 200% of base salary, which has been increased to 240% effective in 2004. He was paid a cash bonus of $1,850,000 in 2003. The LPP provides that upon meeting certain business and individual objectives, participants have the opportunity to earn target awards between 10% and 70% of base salary. For 2003 the following amounts were awarded under the LPP: for Mr. Talbot, $735,000; for Ms. Mead, $630,000; for Mr. LaRocco, $588,000; and for Mr. Ruddy, $532,000. Ms. Mead was also paid a special bonus of $30,614 as provided under the terms of her hire letter.

(5)

Included in this column for Mr. McGavick for 2003 are $88,995 of interest benefit for a below market rate residential loan made as an inducement to relocate to the Seattle area and $48,590 for air transport services. Also included in this column are the following amounts of interest benefit of below market rate residential loans made as inducements to relocate to the Seattle area: $61,740 for Ms. Mead; and $50,700 for Mr. LaRocco.

(6)	This column shows the dollar value of RSRs granted in each year, excluding the portion of 2002 LPP bonuses paid in the form of RSR grants. RSRs entitle an employee who remains continuously employed by Safeco or our subsidiaries for a stated number of years to receive a specified number of shares of common stock or cash equal to the fair market value of the shares on the settlement date. Holders of unvested RSRs are entitled to receive an amount equivalent to the dividends that would be paid on the same number of shares of common stock. The dollar amounts in this column are determined by multiplying the number of shares covered by an RSR by the closing market price of our common stock on the grant date.

In 2003, we awarded RSRs for 16,720 shares to Mr. McGavick; 4,752 shares to Mr. Talbot; 4,076 shares to Ms. Mead; 3,804 shares to Mr. LaRocco; and 3,440 shares to Mr. Ruddy. The RSRs settle in four equal installments in 2004, 2005, 2006 and 2007.

The total number of RSRs held by the Named Executive Officers and the total value of such holdings at December 31, 2003, based on the closing market price of our common stock on that date, was: for Mr. McGavick, 63,717 RSRs with a value of $2,480,503; for Mr. Talbot, 13,823 RSRs with a value of $538,129; for Ms. Mead, 15,125 RSRs with a value of $588,816; for Mr. LaRocco, 10,052 RSRs with a value of $391,324; and for Mr. Ruddy, 7,857 RSRs with a value of $305,873.

(7)	Represents pay-out for PSRs pursuant to which annual payments of a portion of the total award may be made based on achievement of specified performance goals at the end of the performance period. Performance goals are established at the time of grant. For the three-year performance cycle ended December 31, 2003 under the 2001 PSR grant, Mr. McGavick earned 13,675 shares valued at $602,521, Mr. Talbot earned 5,594 shares valued at $246,472 and Mr. Ruddy earned 5,791 shares valued at $255,151.

(8)	Includes net contributions by Safeco of $14,000 to the 401(k)/profit-sharing plan and allocations to non-qualified plans of $110,150 for amounts that may not be contributed to the qualified plan because of limitations imposed by the Code (“Non-Qualified Allocations”).

(9)	Includes net contributions of $14,000 to the 401(k)/profit sharing plan and Non-Qualified Allocations of $34,750

(10)	Includes net contributions of $6,000 to the 401(k)/profit-sharing plan and Non-Qualified Allocations of $18,524.

(11)	Includes net contributions of $14,000 to the 401(k)/profit-sharing plan and Non-Qualified Allocations of $21,400.

(12)	Includes net contributions of $12,967 to the 401(k)/profit sharing plan and a Non-Qualified Allocation of $18,601.

Stock Option Grants in 2003

The table below sets forth information on stock option grants in 2003 to the Named Executive Officers.

	Individual Grants
Name	Number of Securities Underlying Options Granted(1) (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price(2) ($/Sh)	Expiration Date	Grant Date Present Value(3) ($)
M. McGavick	420,800	17.37	38.19	05/07/2013	4,439,440
R. Talbot	119,600	4.94	38.19	05/07/2013	1,261,780
C. Mead	102,500	4.23	38.19	05/07/2013	1,081,375
M. LaRocco	95,700	3.95	38.19	05/07/2013	1,009,635
J. Ruddy	86,600	3.57	38.19	05/07/2013	913,630

(1)	These options to purchase common stock were granted on May 7, 2003 and generally 25% of the shares subject to each option become exercisable on the first, second, third and fourth anniversary dates of the option grant. Vesting is accelerated upon a change in control.

(2)	The exercise price, which is the fair market value of our common stock on the date of grant, may be paid in cash, in shares of common stock valued at fair market value on the date of exercise, or in part cash and part stock.

(3)	The fair value is based on the Black-Scholes option valuation model. Black-Scholes is a mathematical model used to estimate the theoretical price an individual would pay for a traded option. The actual value an executive may realize will depend on the excess of the stock price over the exercise price. There is no assurance the value realized will be at or near the value estimated by Black-Scholes. The fair value of each option estimated by the Black-Scholes option valuation model is $10.55 based on the following assumptions: (i) an exercise price of $38.19; (ii) an option term of five years; (iii) a future dividend yield of 2.5%; (iv) a risk-free interest rate of 3%; and (v) an estimated stock price volatility of .35.

Aggregated Option Exercises in 2003 and Year-End Option Values

The table below sets forth information on the exercise of stock options in 2003 by each of the Named Executive Officers and the value of unexercised options at December 31, 2003.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003 (#)		Value of Unexercised in-the-Money Options at December 31, 2003(1) ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
M. McGavick	0	0	150,348	1,081,344	1,116,310	7,010,901
R. Talbot	12,500	233,875	116,609	259,927	534,581	1,192,133
C. Mead	0	0	41,425	226,775	290,322	946,817
M. LaRocco	0	0	29,495	169,185	197,417	515,019
J. Ruddy	8,938	38,880	86,312	184,350	404,000	842,952

(1)	Based on $38.93, the last sale price of our common stock on December 31, 2003.

Long-Term Incentive Plan Awards in 2003

The table below sets forth information with respect to awards of performance stock rights, or PSRs, granted to Named Executive Officers in 2003.

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock-Price-Based Plans (1)
Name			Threshold (#)	Target (#)	Maximum (#)
M. McGavick	18,209	2003-2005	0	18,209	27,314
R. Talbot	5,178	2003-2005	0	5,178	7,767
C. Mead	4,438	2003-2005	0	4,438	6,657
M. LaRocco	4,142	2003-2005	0	4,142	6,213
J. Ruddy	3,748	2003-2005	0	3,748	5,622

(1)	PSRs will vest and shares will become payable only if specified performance goals (e.g., return on equity; operating earnings, income and stock price; expense levels; and premium growth) are achieved over a three-year performance period.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG SAFECO CORPORATION, S&P 500 INDEX AND

S&P 500 PROPERTY & CASUALTY INSURANCE INDEX

Total Return To Shareholders

		ANNUAL RETURN PERCENTAGE
		Years Ending
Company / Index		Dec 99	Dec 00	Dec 01	Dec 02	Dec 03
Safeco Corporation		-39.66	40.71	-2.03	13.84	14.55
S&P 500 Index		21.04	-9.10	-11.89	-22.10	28.68
S&P 500 Property & Casualty Insurance Index		-25.49	55.85	-8.02	-11.02	26.41

		INDEXED RETURNS
	Base Period Dec 98	Years Ending
Company / Index		Dec 99	Dec 00	Dec 01	Dec 02	Dec 03
Safeco Corporation	100	60.34	84.91	83.19	94.70	108.47
S&P 500 Index	100	121.04	110.02	96.95	75.52	97.18
S&P 500 Property & Casualty Insurance Index	100	74.51	116.11	106.80	95.03	120.13

Assumes $100 invested on December 31, 1998 in Safeco common stock, the S&P 500 Index and the S&P 500 Property & Casualty Insurance Index, or SP Insurance Index.

•	Total return assumes reinvestment of dividends.

•	Measurement dates are the last trading day of the calendar year shown.

•	SP Insurance Index: Safeco Corporation, ACE Limited, Allstate Corporation, AMBAC Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, MBIA Inc., Progressive Corp.–Ohio, The St. Paul Companies, Travelers Property Casualty Corp. and XL Capital, Ltd.

The Safeco Employees’ Cash Balance Plan

The Safeco Employees’ Cash Balance Plan, or the Cash Balance Plan, is credited with an amount equal to 3% of the annual compensation (base salary and bonus) of participating employees plus 5% interest on the cumulative amount credited for prior years, together, the Accrued Benefit. The portion of the Accrued Benefit in excess of limitations imposed under Section 401(a)(17) of the Code is accrued under the Deferred Compensation Plan for Executives, or the DCP. There are no employee contributions to the Cash Balance Plan. In general, all employees become eligible to participate in the Cash Balance Plan following one year of service with Safeco during which they work a minimum of 1,000 hours. An employee’s balance in the Cash Balance Plan becomes vested at a graduated rate commencing at two years of service, with full vesting after five years of service. Participants may elect to receive, after termination, a lump-sum distribution of their vested balances or an annuitized payment from the Cash Balance Plan’s trust fund. The Cash Balance Plan complies with the Employment Retirement Income Security Act of 1974, as amended.

The following is an estimate of annual benefits payable upon normal retirement age to the Named Executive Officers from the Cash Balance Plan plus the portion of the accrued benefit in the DCP. These projections are based on an annual 2% increase to compensation.

Name	Estimated Annual Benefits at 65 Years of Age
M. McGavick	$149,982
R. Talbot	48,479
C. Mead	44,615
M. LaRocco	48,716
J. Ruddy	30,706

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

Safeco and Mr. McGavick entered into an employment agreement upon Mr. McGavick’s employment as President and Chief Executive Officer in 2001. Under the agreement, which has no specified term, Mr. McGavick receives an annual base salary that may be adjusted year-to-year by the Compensation Committee. Mr. McGavick also received a one-time hiring bonus, an initial stock option grant and a grant of RSRs. The agreement provided for additional grants of stock options, RSRs and PSRs during his first year of employment. Thereafter, he is entitled to participate in equity-based grants on the same basis as other executives. Effective in 2004, Mr. McGavick may receive an annual bonus of up to 240% of annual base salary, with his target bonus equal to 120% of annual base salary. While Safeco agreed to provide certain benefits to Mr. McGavick, including payment of country club membership, air transport services and financial consulting and/or tax preparation fees in 2003 and on a going-forward basis, Mr. McGavick declined payments for country club membership, financial consulting and/or tax preparation fees and the use of a company car. Safeco also provided to Mr. McGavick a home purchase loan (see “Certain Relationships and Related Transactions”), certain relocation benefits in connection with his relocation from Illinois to the Seattle area and legal fees in connection with the initial review of his employment agreement. At Mr. McGavick’s request, his employment agreement was subsequently amended on December 12, 2002 to provide for a reduction in Mr. McGavick’s severance payments. If Mr. McGavick’s employment is terminated without cause after three years but before five years of employment, Mr. McGavick will receive one year’s annual base salary. The amended employment agreement also reduces Mr. McGavick’s noncompetition and nonsolicitation obligations from a period of three years to one year after his employment with Safeco ends.

The Named Executive Officers are among several officers of Safeco or our subsidiaries who have agreements that provide for payments to them under certain circumstances following a change in control (as defined in the agreements). Under the agreements, if the officer in question is discharged without cause, demoted or given other good reason to resign following a change in control of Safeco or a specified subsidiary, or if the officer decides within one year following a change in control to resign, then the agreements call for a lump-sum cash payment of up to three times annual salary, continuation of life and health benefits for three years, payment for accrued vacation and sick leave, payment of all contingent incentive compensation awards, vesting of stock options, vesting and payment of PSRs (to the extent deemed earned) and RSRs, and payment of certain retirement benefits. Each agreement also provides that if any excise tax is levied on payments made under the agreement, then an additional payment will be made so that the net payments received by the officer under the agreement will equal the amount that would have been paid had the excise tax not been levied.

In addition, the stock options awarded to the Named Executive Officers, as well as to other key employees, under the Safeco Long-Term Incentive Plan of 1997, or the Plan, and the predecessor incentive plan provide for accelerated vesting in the event of a change in control. Moreover, under the terms of the Plan, in such event all outstanding RSRs will become immediately vested and payable in cash and, to the extent deemed earned under the formula set forth in the Plan, all outstanding PSRs will become immediately payable in cash.

In connection with the sale of our life and investments operations, Mr. Talbot will receive the payments and other benefits required to be paid upon a change in control pursuant to the terms of his change in control agreement. The aggregate value of Mr. Talbot’s payments (severance, incentive compensation, vested PSRs (to the extent deemed earned) and RSRs and payment of certain retirement benefits) under his change in control agreement is estimated to be approximately $3.3 million.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mrs. Runstad, a director of Safeco, is of counsel to the Seattle law firm of Foster Pepper & Shefelman PLLC, which received fees in the amount of $38,006 for legal services provided to Safeco and its subsidiaries during 2003. Mrs. Runstad does not perform any legal services for Safeco.

Under the employment agreement for Mr. McGavick, our Chairman, President and Chief Executive Officer, and in connection with his relocation to Washington State and his purchase of a residence, a Safeco subsidiary loaned him $1,275,000, which was the greatest amount outstanding between January 1, 2003 and December 31, 2003 and was the amount outstanding on February 9, 2004. Pursuant to the terms of his employment agreement the interest rate on the loan is zero percent, the lowest non-taxable interest rate. In connection with our retention of Christine Mead as Senior Vice President, Chief Financial Officer and Secretary, Michael LaRocco as President and Chief Operating Officer for Safeco Personal Insurance and Yom Senegor as Senior Vice President, Chief Strategy Officer and Chief Information Officer and with respect to the relocation of each to Washington State and their purchases of residences, a Safeco subsidiary loaned Ms. Mead $900,000, Mr. LaRocco $780,000 and Mr. Senegor $1,000,000, which amounts were the greatest amounts outstanding between January 1, 2003 and December 31, 2003 and were the amounts outstanding on February 9, 2004. The interest rate of each loan is zero percent, the lowest non-taxable interest rate.

NOMINATING/GOVERNANCE COMMITTEE

Make-up of the Committee.    Our Nominating/Governance Committee, or the Committee, is comprised of five directors, Judith M. Runstad (chair), Phyllis J. Campbell, Joshua Green III, William G. Reed, Jr. and Norman B. Rice. Each member of the Committee is independent under the recently adopted Nasdaq listing standards. Our Committee met four times in 2003.

Committee Charter.    The Committee operates under a written charter, a copy of which can be found on our website at www.safeco.com/governance. The key provisions of the charter provide that the Committee:

•	review its charter annually and recommend proposed changes to the Board of Directors;

•	has sole authority to retain and terminate advisors to assist it in connection with identification of director candidates, including the sole authority to approve the fees and other retention terms with such advisors;

•	seek to identify individuals qualified to become board members for recommendation to the Board;

•	recommend to the Board director nominees for each committee of the Board;

•	establish an annual process to receive comments from all directors concerning the Board’s performance;

•	confirm through the Compensation Committee that a meaningful management performance evaluation process is established;

•	annually review the adequacy of the corporate governance guidelines of Safeco and recommend proposed changes to the Board;

•	annually review and approve Safeco’s charitable contribution budget and review Safeco’s community relations strategic direction;

•	at least annually consider the level of Board and committee compensation, including the award of equity based compensation, and make recommendations for changes to the Board from time-to-time; and

•	annually review its performance under its charter.

Director Candidates.    The Committee believes that the minimum qualifications for serving as a director of Safeco are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of Safeco and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Specific qualifications that the Committee will consider include:

•	independence;

•	diversity;

•	age;

•	skills;

•	experience in the context of the make-up of the Board and its committees; and

•	the capacity and desire to represent the interests of the shareholders as a whole and not primarily a special interest group or constituency.

The Committee has established a process and procedures for purposes of selecting director candidates and these procedures are applicable to candidates recommended by shareholders as well. If there is a vacancy that needs to be filled, the Committee determines whether a search firm should be hired and provides parameters to such firm, if one is hired. In addition, the Committee solicits recommendations from current directors and executive officers. The Committee has the sole authority to evaluate the qualifications of and recommend candidates.

Since serving as a director is an important and highly visible role within the company, the Committee will apply a high standard of care when considering candidates for the Board. Once a person has been identified by the Committee as a potential candidate, the Committee will collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the chair or another member of the Committee will make the initial contact with the person.

Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review the person’s accomplishments and qualifications, including any in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. A background check will be conducted on each candidate using an outside investigation firm.

Shareholders who wish to recommend a potential board candidate to the Committee may do so by sending the following information to the Nominating/Governance Committee Chair c/o Safeco Corporation, Board Secretary, Safeco Plaza, Seattle, Washington 98185: (1) name of the candidate and a brief biographical description and résumé; (2) contact information for the candidate and a document evidencing the candidate’s willingness to be nominated and, if elected, to serve; (3) any relationships the candidate has with Safeco and (4) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held, together with such submitting shareholder’s address and telephone number.

No candidates for director nominations were submitted to the Committee by any shareholder in connection with the 2004 Annual Meeting. Any shareholder desiring to present a nomination for consideration by the Committee in connection with our 2005 Annual Meeting must do so before February 3, 2005 in order to provide adequate time to consider the candidate and comply with our Bylaws.

This year’s director slate includes three incumbent directors and one new director, G. Thompson Hutton. Mr. Hutton was identified by a third-party consulting firm and recommended by the chief executive officer to the Committee. More information about Mr. Hutton is included at page 4.

ITEM 2.    RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee is directly responsible for the appointment, termination, compensation and oversight of the audit work of the independent auditors. The Audit Committee has appointed Ernst & Young to serve as our independent auditors for fiscal year 2004. Ernst & Young served as our independent auditors for the year ended December 31, 2003.

Selection of a company’s independent auditors is not required to be submitted to a vote of the shareholders for ratification. As a matter of good corporate practice, the Audit Committee recommended that the Board of Directors submit the selection to the shareholders. If the shareholders fail to ratify the selection of Ernst & Young as our independent auditors, the Audit Committee will reconsider whether to retain Ernst & Young, and it may retain that firm or another firm without re-submitting the matter to a shareholder vote. Even if the shareholders ratify the appointment of Ernst & Young, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Safeco and its shareholders.

A representative of Ernst & Young is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS SAFECO’S INDEPENDENT AUDITORS.

ITEM 3.    SHAREHOLDER PROPOSAL REGARDING COMMONSENSE

EXECUTIVE COMPENSATION

The United Brotherhood of Carpenters and Joiners of America, or the Proponent, with a mailing address of 101 Constitution Avenue, N.W. Washington, D.C. 20001, has notified Safeco that it intends to present the resolution set forth below at the Annual Meeting for action by our shareholders. The Proponent’s supporting statement for the resolution and our Board of Directors’ statement in opposition are set forth below. As of November 24, 2003, the Proponent beneficially owned 2,300 shares of Safeco’s common stock. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless shareholders specify a contrary choice in their proxies.

Proponent’s Proposal

Resolved, that the shareholders of Safeco Corporation (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following “Commonsense Executive Compensation” program including the following features:

(1)	Salary. The chief executive officer’s salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

(2)	Annual Bonus. The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

(3)

Long-Term Equity Compensation.    Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

(4)	Severance. The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

(5)	Disclosure. Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Commonsense program explained in detail.

The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

Proponent’s Supporting Statement

We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed.” (Institutional Shareholder Services senior vice-president, Wall Street Journal, “Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003). As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ratio of 42-to-1 according to the United for a Fair Economy’s Tenth Annual CEO Compensation Survey (Executive Excess 2003—CEO’s Win, Workers and Taxpayers Lose.”)

We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company’s leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.

Safeco’s Opposition Statement

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board has already established a process to fairly determine and properly make compensation decisions regarding Safeco’s executive officers based on justifiable performance criteria and challenging performance benchmarks.

In determining executive compensation, the Compensation Committee of the Board of Directors considers both Safeco’s performance and the executive’s contribution to that performance. The Compensation Committee’s decisions on executive compensation are based on a review of the executive’s performance for the year, the value of the executive’s contribution towards overall results and comparative compensation data of industry competitors (including most of the companies that are in the SP Insurance Index). In reviewing individual performance and depending upon the position, the Compensation Committee considers company and business unit performance. For 2003, the company and business unit performance goals were based on operating earnings per share, operating return on equity, operating income and/or combined ratio. Performance goals are annually approved by the Compensation Committee. The Compensation Committee considers information provided by independent consulting firms on comparative compensation in making its decisions. The Compensation Committee firmly believes the total compensation provided to executive officers, including base salaries, bonuses, severance agreements and incentive-based compensation awards work together to provide a sound and balanced approach to compensation and the promotion of shareholder interest.

In addition, the Compensation Committee decided not to award stock options or PSRs for 2004 and instead plans to grant RSRs in 2004 and PM-RSRs beginning in 2005. The Compensation Committee modified its long-term incentive award guidelines for these awards that will be made to the chief executive officer and the Named Executive Officers. Fiscal year 2004 will be a transition year for determining the number of RSRs granted. Grants in 2005 and in subsequent years will be in the form of PM-RSRs, where the number granted will be determined by company results against stated goals including operating return on equity, premium growth and combined ratio as well as individual performance. Both RSR and PM-RSR grants will be subject to time-based vesting and settle in 25% increments. The Compensation Committee also reduced the maximum economic value of long-term incentive awards (based on the net present value determined at the time of grant) by 20% in 2004 at the request of the chief executive officer and senior management. The Compensation Committee believes these actions tie executive compensation to company performance, furthering the creation of long-term shareholder value.

Safeco’s ability to offer a competitive compensation package would be materially impaired if this proposal were adopted.

The Compensation Committee’s approach to executive compensation gives Safeco the flexibility to fashion competitive compensation packages necessary to attract and retain senior executives essential to Safeco’s future success. Restricting this flexibility by imposing rigid restrictions on the key components of executive compensation would place Safeco at a competitive disadvantage in recruiting and retaining executives and would not be in the best interests of shareholders.

The Board believes its approach to executive compensation effectively aligns executive compensation with the long-term interests of shareholders. The Board also believes the shareholder proposal would undermine the long-term interests of shareholders by adversely affecting Safeco’s ability to attract and retain the most qualified executives needed to manage the business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL REGARDING COMMONSENSE EXECUTIVE COMPENSATION.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2005

Safeco’s 2005 Annual Meeting of Shareholders will be held on May 4, 2005. Under the federal proxy solicitation rules, for any proposal submitted by a shareholder to be considered for inclusion in Safeco’s proxy materials for such meeting, it must be received by Safeco by November 26, 2004.

Safeco’s Bylaws provide that shareholders may nominate persons for election to the Board of Directors only if a written notice of intention to nominate has been received by the Secretary to the Board of Directors at Safeco Plaza, Seattle, Washington 98185, not less than 90 days before the scheduled date of the Annual Meeting of Shareholders. For the 2005 Annual Meeting of Shareholders, such notice must be received by February 3, 2005. The notice must contain the name, address, telephone number and number of shares of common stock owned by the nominating shareholder and the information relating to each nominee required with respect to nominees for director under the federal proxy solicitation rules. The notice of nomination must be accompanied by each nominee’s written consent to being a nominee and statement of intention to serve as a director if elected.

Safeco’s Bylaws further provide that for a shareholder to bring other business before an Annual Meeting of Shareholders, the shareholder must file a written notice of intention to bring such business with the Secretary of Safeco at Safeco Plaza, Seattle, Washington 98185 by February 3, 2005. The notice must contain the name, address, telephone number and number of shares of common stock owned by the shareholder intending to bring such business before the meeting, a description of the business and reasons for conducting it at the meeting, and any material interest of the shareholder in such business.

ANNUAL REPORT ON FORM 10-K

A COPY OF SAFECO’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003 ACCOMPANIES THIS PROXY STATEMENT. AN ADDITIONAL COPY WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD UPON REQUEST BY MAIL TO INVESTOR RELATIONS, SAFECO CORPORATION, SAFECO PLAZA, SEATTLE, WASHINGTON 98185 OR BY EMAIL TO IR@SAFECO.COM. IT IS ALSO AVAILABLE IN DIGITAL FORM FOR DOWNLOAD OR REVIEW ON SAFECO’S WEBSITE AT WWW.SAFECO.COM/AR.

OTHER MATTERS

The Board is not aware of any other matters to be presented for action at the Annual Meeting. If any other matters come before the Annual Meeting, the persons named on the enclosed proxy will vote all proxies in accordance with their best judgment.

All shares represented by the enclosed proxy, if returned prior to the Annual Meeting, will be voted in the manner specified by the shareholder. If neither a specific instruction is given nor authority withheld, the proxy will be voted for each of the director nominees, for ratification of the appointment of Ernst & Young as our independent auditors and against the shareholder proposal.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. WE URGE YOU TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD OR VOTE VIA THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

Seattle, Washington March 29, 2004	Michael S. McGavick Chairman of the Board, President and Chief Executive Officer

Appendix A

SAFECO CORPORATION

AUDIT COMMITTEE CHARTER

Amended and Restated by the Board of Directors November 5, 2003

I.    Purpose

The purposes of the audit committee are to:

(1)	oversee the accounting and financial reporting processes of the Corporation and its internal control over financial reporting,

(2)	approve prior to appointment the engagement of the Corporation’s independent auditors and in connection therewith to review and evaluate the independent auditor’s qualifications and independence,

(3)	provide guidance to and monitor the performance of the Corporation’s internal audit organization,

(4)	monitor the performance of the independent auditors,

(5)	review any conflict-of-interest situation brought to its attention, and

(6)	monitor the Corporation’s approach to business ethics and compliance with legal and regulatory requirements, implement required procedures.

The audit committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

II.    Organization and Meetings

The audit committee shall be appointed by the Board of Directors upon the recommendation of the Nominating/Governance Committee and consist of not less than three members. The members of the audit committee shall meet the independence, experience and expertise requirements for members of public company audit committees under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the exchange or market on which the Corporation’s securities are traded or listed. The Board of Directors shall determine annually whether any member of the audit committee is an “audit committee financial expert” as required by the Securities and Exchange Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The audit committee shall meet at least four times annually and may meet more frequently as necessary.

The audit committee shall keep minutes of its meetings and make regular reports on its activities to the Board of Directors.

III.    Authority and Responsibilities

The audit committee shall:

1.

Have sole authority to appoint and terminate the Corporation’s independent auditor. The audit committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purposes of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. The independent auditor shall report directly to the audit committee.

2.	Approve in advance all audit and permitted non-audit services (including the fees and terms thereof) to be provided by the independent auditor, subject to any exception permitted by law or regulation.

3.	The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting.

4.	Review the performance of the independent auditor of its audit responsibilities.

5.	Obtain and review, at least annually, a report by the independent auditor describing: (i) the auditor’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review or peer review of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to address these issues; and (iii) all relationships between the auditor and the Corporation. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The audit committee shall present its conclusions with respect to the independent auditor to the Board.

6.	Meet with the independent auditor before the audit to review its planning and staffing and the audit approach to be used.

7.	Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Corporation’s disclosure in its periodic reports under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

8.	Review with the independent auditor the completed audit, including a review of any major issues regarding accounting and auditing principles and practices, the adequacy of internal controls that could significantly affect the Corporation’s financial statements, and any management letter provided by the auditor and the Corporation’s response to that letter and review any difficulties the auditor encountered in the course of its audit work (including any restrictions on the scope of the auditor’s activities or on access to information, and any significant disagreements with management) and management’s response.

9.	Review disclosures made to the audit committee by the Corporation’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

10.	Review any major changes to the Corporation’s accounting principles and practices as may be suggested by management.

11.	Review the internal audit function with the director of internal audit, management and the independent auditor, including the independence, authority and reporting obligations of the internal audit function; review the proposed internal audits before they occur; review in a high-level, summary fashion the results of internal audits; and, review the coordination of audits by both the independent auditor and internal auditor.

12.	Review the appointment, replacement, reassignment or dismissal of the Corporation’s director of internal audit.

13.	Review and approve all related party transactions.

14.	Review the Corporation’s approach to business ethics and compliance with the law.

15.	Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16.	Discuss with management earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

17.	Have sole authority to retain and terminate independent legal, accounting or other advisors who provide services to the audit committee and receive funding for such advisors.

18.	Review management’s establishment of and compliance with risk processes and controls.

19.	Meet separately, periodically, with management, the internal auditor and the independent auditor.

20.	Set clear hiring policies for employees or former employees of the independent auditor.

21.	Report regularly to the Board of Directors.

22.	Undertake an annual performance evaluation of the audit committee.

23.	Review this charter annually and recommend proposed changes to it to the Board of Directors.

IV.    Limitations of the Audit Committee’s Role

The Board of Directors in adopting this charter specifically acknowledges that it is not the responsibility of the audit committee to plan or to conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States. Those are responsibilities of management and the independent auditor. In addition, it is not the responsibility of the audit committee to assure compliance with laws and regulations applicable to the Corporation’s operations. That is the responsibility of management.

ADMISSION TICKET

Annual Meeting of Shareholders

May 5, 2004, 11:00 a.m. P.T.

Safeco Plaza Auditorium, Level M

Seattle, WA 98185

DRIVING DIRECTIONS
Traveling North on I-5:
• Interstate 5 North to the N.E. 45th St. Exit.
• Turn right on N.E. 45th St.
• Safeco is located on the corner of N.E. 45th St. & Brooklyn Ave. N.E.
Traveling South on I-5:
• Interstate 5 South to the N.E. 45th St. Exit.
• Turn left on N.E. 45th St.
• Safeco is located on the corner of N.E. 45th St. & Brooklyn Ave. N.E.
PARKING
Parking is available at public lots identified on the map, at shareholders’ own expense.

Note: If you plan to attend the Annual Meeting of Shareholders, please so indicate by marking the appropriate box on the attached proxy card. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

SAFECO CORPORATION
Proxy Solicited on Behalf of the Board of Directors of the Corporation
for the Annual Meeting of Shareholders
May 5, 2004

The undersigned hereby appoints Michael S. McGavick and Christine B. Mead, each with full power of substitution, as the true and lawful attorneys and proxies for the undersigned, to represent and vote the undersigned’s shares at the Annual Meeting of Shareholders of Safeco Corporation to be held at the Safeco Auditorium, Safeco Plaza, Seattle, Washington 98185 at 11:00 a.m. on May 5, 2004, or any adjournment or postponement thereof, and to represent and vote all of the shares the undersigned would be entitled to vote if personally present in the transaction of such business as may properly come before the Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies named above cannot vote your shares unless you sign and return this card.

To include any comments, please mark this box.	☐

Change of Address:
SAFECO CORPORATION P.O. BOX 11276 NEW YORK, NY 10203-0276
If you have written in the above space, please mark the corresponding box on the reverse side.
(Continued, and to be signed and dated, on reverse side.)

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 Hours a Day - 7 Days a Week Save your Company Money - It’s Fast and Convenient

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/safc		1-866-252-6915

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR

•   Mark, sign and date your proxy card.

•   Detach your proxy card from the admission ticket.

•   Return your proxy card in the postage-paid envelope provided.

•   Do not mail more than one proxy card per return envelope.

Your telephone or Internet vote authorizes the proxyholders named in the proxy to vote your shares in the manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. The deadline for voting by telephone or by using the Internet is at 11:59 p.m., Eastern Time, May 4, 2004.

For shareholders who have elected to receive Safeco’s Proxy Statement and Annual Report electronically, you can now view the 2004 Annual Meeting materials on the Internet by pointing your browser to http://www.safeco.com/ar.

YOUR VOTE IS IMPORTANT THANK YOU FOR VOTING

☐	ê DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ê

Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND 2 AND “AGAINST” PROPOSAL 3.

1.	ELECTION OF DIRECTORS

	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS* (as marked to the contrary below)	☐	3.	TO APPROVE A SHAREHOLDER PROPOSAL RELATED TO EXECUTIVE COMPENSATION	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees:	01 - Robert S. Cline, 02 - G. Thompson Hutton, 03 - William W. Krippaehne, Jr. and 04 - Michael S. McGavick	This proxy when properly executed will be voted as directed herein. IF NO DIRECTION IS GIVEN, THE PROXIES NAMED ON THE REVERSE SIDE INTEND TO VOTE THE SHARES TO WHICH THIS PROXY RELATES “FOR” PROPOSAL 1 AND 2 AND “AGAINST” PROPOSAL 3. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING. The undersigned hereby revokes all prior proxies given by the undersigned to vote at the meeting or any adjournment or postponement thereof.
INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.
*EXCEPTIONS

2.	RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS SAFECO’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING 2004	FOR ☐	AGAINST ☐	ABSTAIN ☐	To change your address, please mark this box.	☐

					I/We plan to attend the Annual Meeting (Admission Ticket attached)	☐

S C A N L I N E

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here